Exhibit 99.1
Company Contact:	Investor Relations:
John Conron, CFO,	Ira Weingarten	(805) 897-1880
(301) 633-7709	Steve Chizzik	(908) 688-9111

Media Contact:	Planet Communications
Deanne Eagle	(917) 837-5866

NEURALSTEM REPORTS SECOND QUARTER FINANCIAL RESULTS AND HIGHLIGHTS

ROCKVILLE, Md., August 14 - Neuralstem Inc. (Amex: CUR) today reported financial results for the three months ended June 30, 2008.

For the second quarter of 2008, the Company reported a net loss of $2,957,672, or $(0.09) per share, compared to a net loss of $1,798,911 or $(0.06) per share, for the comparable 2007 period. Net loss attributable to common stockholders for the first six months of 2008 was $5,232,124 or $(0.16) per share, compared to $2,748,153, or $(0.10) per share, for the comparable periods in 2007.The increase in net loss year to year was due to an increase in non cash stock-based compensation expense, salaries, and legal fees. The Company used $1.4 million of cash in the second quarter and $3.2 million of cash in the first half of the year. The cash balance at the end of the first half was $6.9 million.

Result of Operations for the Three Months ending June 30, 2008 and 2007:

Revenues for the three months ended June 30, 2008 and 2007 were $0 and $78,499 respectively as 2007 included funding from a grant which has ended.

Research and development expenses for the three months ended June 30, 2008 and 2007 were $1,633,728 and $744,149, respectively. The increase in expenses in current period consists mainly of payroll and payroll related expenses, stock-based compensation expense, research supplies and costs incurred in connection with preparing for clinical trials.

General and administrative expenses for the three months ended June 30, 2008 and 2007 were $1,318,708, and $1,178,015, respectively. The principal increase in expenses in 2008 versus 2007 is a result of increased stock-based compensation expenses, payroll and legal (both patent and corporate), including legal expense related to patent work and litigation.

CREATING CURES FROM THE FRONTIER OF NEUROBIOLOGY

9700 Great Seneca Highway Rockville, MD 20855 301-366-4960 FAX 240-453-6208

Other non-operating income for the three months ended June 30, 2008 and 2007 were $10,545, and $58,058 respectively. The decrease in 2008 relates to a reduction in short term interest rates which drives income derived from our cash balance.

Net loss for the three months ended June 30, 2008 and 2007 was $2,957,672 and $1,798,911, respectively.

Results of Operations for the Six Months ending June 30, 2008 and 2007:

There were no revenues for the six month period ending June 30, 2008. In the same period in the prior year the Company had $260,324 from a licensing agreement, sales of tissue products, and the substantial completion of a discontinued National Institute of Health grant.

Research and development expenses for the six month periods ending June 30, 2008 and 2007 were $2,832,572 and $1,626,639, respectively. The increase in expenses in current period consists mainly of payroll and payroll related expenses, stock based compensation expense, research supplies and costs incurred in connection with our current effort to produce preclinical data which results in animal surgeries, manufacturing of cells, and in vitro characterization of cells which includes testing and cell quality control.

General and administrative expenses for the six month periods ending June 30, 2008 and 2007 were $2,401,877 and $1,432,167, respectively. The principal increase in expenses in the current period versus the same period last year is a result of increases in professional fees and expenses related to accountants, legal and business advisors, stock based compensation expense.

Non-operating income for the six month period ending June 30, 2008 and 2007 were $31,862, and $76,961, respectively. The largest factor influencing the reduction in 2008 is the drop in short term interest rates on our cash balances.

Highlights 2008

In July the Company notified CJ CheilJedang Corporation (CJ) that Neuralstem will exercise its right to commence negotiations with CJ concerning the potential addition of China to the list of Asian countries for which CJ has purchased an option to negotiate for the exclusive license to Neuralstem's stem cell-products and technology. In February 2008, CJ purchased options to negotiate exclusive licenses for: Korea, Indonesia, Philippines, Malaysia, Singapore and Vietnam. CJ CheilJedang Corporation is a subsidiary company of CJ Group whose core businesses consists of Food & Food Services, Bio Pharma, Entertainment Media, and Home Shopping & Logistics.

In August, Dr. Thomas Hazel will be rejoining the Company as Senior Vice President, Research. He will be working with Dr. Karl Johe, Neuralstem's Chairman and Chief Science Officer, to manage the Company's upcoming clinical trial for ALS (Amytrophic Lateral Sclerosis, or Lou Gehrig's disease), and complete development of Neuralstem's small molecule neurogenesis compound targeted to treat depression.

The Company neared completion of the pre clinical package for the Company’s stem cell derived treatment for ALS.

The Company has begun manufacturing a batch of Neuralstem’s small molecule neurogenesis treatment using “Good Manufacturing Practice” procedures. The compound will be used in required safety testing prior to human trials for the drug.

In April the European Patent Office granted Neuralstem a European patent EP0915968, covering the "Isolation, Propagation and Directed Differentiation of Stem Cells from Embryonic and Adult Central Nervous System of Mammals." The European patent has been validated in several European countries including France, Germany, Ireland, Spain, Sweden, Switzerland and the United Kingdom.

STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,
	2008	2007

Revenues	$-	$78,499

Operating expenses

Research and development costs	1,633,729	744,149
General, selling and administrative expense	1,318,708	1,178,015
Depreciation and amortization	15,780	12,981

Total	2,968,217	1,935,145

Operating loss	(2,968,217)	(1,856,646)
Non-operating income (expense)
Interest Income	10,545	58,058
Interest expense	-	(323)

Net loss	$(2,957,672)	$(1,798,911)

Net loss per share, basic and dilutive	$(0.09)	$(0.06)

Average number of shares of
common stock outstanding	32,109,858	29,024,012

BALANCE SHEETS

	June 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash	$6,966,587	$7,403,737
Prepaid expenses	80,702	130,719
Total current assets	7,047,289	7,534,456

Property and equipment, net	175,238	136,920
Other assets	49,272	43,271
Intangible assets, net	127,228	111,406

Total assets	$7,399,027	$7,826,053

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	936,110	1,016,699

STOCKHOLDERS' EQUITY
Preferred stock	-	-
Common stock	321,513	314,106
Additional paid-in capital	57,029,525	52,151,245
Accumulated deficit	(50,888,121)	(45,655,997)
Total stockholders' equity	6,462,917	6,809,354

Total liabilities and stockholders' equity	$7,399,027	$7,826,053

About Neuralstem

Neuralstem's patented technology enables, for the first time, the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells into mature, physiologically relevant human neurons and glia.

Major Central Nervous System diseases targeted by the Company with research programs currently underway include: Ischemic Paraplegia, Traumatic Spinal Cord Injury and ALS. The company's cells have extended the life of rats with ALS (Lou Gehrig's disease) as reported the journal TRANSPLANTATION, in collaboration with Johns Hopkins University researchers, and also reversed paralysis in rats with Ischemic Spastic Paraplegia, as reported in NEUROSCIENCE on June 29, 2007, in collaboration with researchers at University of California San Diego. The Company expects to file its first IND (Investigational New Drug) application with the FDA for ALS in the fall.

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward- looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-KSB for the year ended December 31, 2007 and the quarterly report on form 10-Q for the period ended June 30, 2008.

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